EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated March 3, 2016, on our audits of the consolidated financial statements included in the Annual Report on Form 10-K of Great Southern Bancorp, Inc. as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015.  We also consent to the incorporation by reference of our report dated March 3, 2016, on our audit of the internal control over financial reporting of Great Southern Bancorp, Inc. as of December 31, 2015, which report is included in the Annual Report on Form 10-K.  We further consent to the references to our firm under the caption “Experts.”

/s/ BKD, LLP

Springfield, Missouri
July 8, 2016